Exhibit 99.1

1600 West Merit Parkway * South Jordan, UT  84095

Telephone:  801-253-1600 * Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 15, 2007
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES IMPROVEMENT IN

GROSS MARGINS AND PROFITS

AND CONFERENCE CALL INFORMATION FOR 3Q 2007

SOUTH JORDAN, UTAH – Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, announced today that gross margins for the third quarter ended September 30, 2007 are anticipated to be approximately 39.1%, an improvement of 140 basis points sequentially from the second quarter of 2007.

Additionally, profits for the third quarter of 2007 are anticipated to be approximately $0.15 per share on revenues of approximately $50.6 million.

The Company will release full details of its financial results for the third quarter ended September 30, 2007, after the close of the stock market on Thursday, October 25, 2007.

Merit will hold its investor conference call on the same day (Thursday, October 25, 2007) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are (domestic) 800-366-7417; and (international) 303-262-2130.

A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. Just click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals. Merit employs approximately 1,525 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006. Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; key personnel; work stoppage or transportation risks;  modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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